Exhibit 99.1

Contact:	David Young
TESSCO Technologies Incorporated
Chief Financial Officer
(410) 229-1380
young@tessco.com

For Immediate Release

TESSCO Reports First Quarter Earnings

Stock Buyback Program Expanded

HUNT VALLEY, MARYLAND, AUGUST 1, 2007 - TESSCO Technologies Incorporated (Nasdaq:TESS)

•                  Q1 Net Sales: $124 million (increase of 11% year-over-year)

•                  Q1 Net Income: $866,000 (decrease of 53% year-over-year)

•                  Q1 Earnings Per Share: $0.15 (decrease of 48% year-over-year)

TESSCO Technologies Incorporated (Nasdaq:TESS), a leading provider of the product solutions needed to build, operate and use wireless systems, today reported earnings for the first quarter ended July 1, 2007. TESSCO reported first quarter net sales of $124 million and net income of $866,000, or $0.15 per share; highlights include:

“After a record fiscal year, first quarter fiscal year 2008 financial results fell short of our plan. The speed of execution on our initiatives to grow loyal customers, revenues, margins, and earnings was not fast enough to offset the continuation of the market softness we discussed in our fourth quarter earnings release,” said Chairman, President and CEO Robert B. Barnhill.  “We did see a modest rebound as the quarter progressed, but it was not as robust as required to offset the shortfall in the early part of the quarter.”

“Our initiatives are focused on the achievement of four primary outcomes: loyal relationships with a vast number of customers; a robust and compelling product, service and availability offering; an unmatched customer experience; and superior productivity. Many actions are taking place to accelerate the execution of these initiatives and the achievement of our goals. The most significant action was a major change in the leadership of our Market Development and Sales organization in early May. In the three months since we made the change, we have seen the development of stronger relationships with more existing and new customers, which should result in increased market share. More changes will be made to drive success for our customers, and thus, their loyalty, and productivity at a faster rate.”

“We remain energized by our opportunities in wireless, and are committed to regaining the revenue and profit growth we achieved last fiscal year in the quarters to come.”

Financial Highlights for the First Quarter (all comparisons are to last year’s first quarter unless indicated otherwise):

Total:

•                  Revenues totaled $124.4 million, an 11% increase.

•                  Commercial and government buyers grew 7% and purchases per buyer increased 4%.

•                  Gross margin was 22.6% compared to 25.1%.  This decline was mostly attributable to the reduction in our repair components business, as further described below.

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Served Markets:

Public carriers, network operators, and their program managers and contractors

•                  Revenues totaled $14.6 million, a decrease of 15%.  This market continues to be difficult as our results rely largely on capital expenditures of the large national carriers.

•                  Buyers were flat and purchases per buyer declined by 15%.

•                  Gross margin improved from 23.0% to 24.1%.

Resellers: retailers, dealers and value-added resellers

•                  Revenues totaled $77.0 million, a 37% increase as a result of a substantial growth in sales to a particular large national tier-one carrier, and sales to independent retailers.  Revenues from the large carrier represented 26% of our total consolidated revenues.

•                  Buyers grew by 11% and purchases per buyer increased by 24%; when the purchases of the large carrier are excluded, purchases per buyer were flat.

•                  Gross margin improved slightly to 21.3% from 21.2%.

Self-maintained commercial and government users

•                  Revenues totaled $30.6 million, an 18% decrease that is largely a result of our repair components business with a large OEM returning to historical levels, as we had previously predicted.

•                  Buyers increased less than 1% and purchases per buyer decreased by 18%.

•                  Gross margins decreased to 24.0% from 30.9%.  If the repair and components business is not included in the results for this channel, gross margins improved to 26.6% compared to 24.3%.

Consumer affinity relationships

•                  Revenues totaled $2.2 million, an increase of 45%.

•                  Gross margin decreased to 39.8% from 49.9%.

Lines of Business:

Network infrastructure equipment

•                  Revenues totaled $39.9 million, a 6% increase largely as a result of an increase in sales of site support products.

•                  Buyers increased by 3%; purchases per buyer grew by 3%.

•                  Gross margin improved to 24.3% from 24.1%.

Mobile devices and accessories

•                  Revenues totaled $63.1 million, a 45% increase as a result of a substantial growth in sales to the large national tier-one carrier, and sales to other smaller resellers and users.

•                  Commercial buyers grew by 11% and purchases per commercial buyer increased by 31%, but when the purchases of the large carrier customer are excluded, purchases per buyer decreased by 1%.

•                  Gross profit margin was 21.4% compared to 21.7%.

Installation, test and maintenance

•                  Revenues totaled $21.4 million, a 31% decrease that is largely a result of our repair components business returning to historical levels, as we had previously predicted.

•                  Buyers were flat, but purchases per buyer decreased by 30%.

•                  Gross margins decreased to 23.1% from 31.0%, for the same reason as the revenue decline.  If the repair and components business is not included, gross margins in this channel improved to 27.2% from 21.0%.

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Operating Expenses and Net Income

•                  Operating expenses for the quarter increased by $1.7 million primarily as a result of increases in sales compensation and marketing expenses to support our growth initiatives, and fulfillment compensation and freight out expenses as a result of the 11% revenue increase.

•                  Net income for the quarter was $866,000, or $0.15 per diluted share, compared with $1.9 million and $0.29 per diluted share for the first quarter last year and $1.6 million or $0.28 per diluted share for the fourth quarter of last year.

Other Financial Highlights:

•                  Operating cash flow for the quarter was $1.1 million.

•                  There was no outstanding balance on our $50 million revolving credit facility at quarter end.

•                  Cash and cash equivalents and investments were $2.9 million at quarter end, compared to $4.2 million at the end of last quarter.

•                  Days sales outstanding were 37 during the first quarter compared to 34 in the first quarter of fiscal year 2007 as a result of very strong sales during the final weeks of the quarter.

•                  Inventory turns were 9.3 in the first quarter of fiscal year 2008, compared to 7.0 for the first quarter of fiscal year 2007, largely a result of our repair and components business with a large OEM changing to a consignment model during the fourth quarter of fiscal year 2007, thus lowering our average inventory balance.

•                  During the first quarter, we replaced our previous $30 million revolving credit facility with a new $50 million revolving credit facility.  While we continue to operate with a strong cash position with little or no outstanding borrowings, this new credit facility provides for greater covenant flexibility and availability should we find opportunities that would require additional capital investments.

David Young, TESSCO’s chief financial officer, commented, “Our balance sheet remains strong, giving us the capability to accelerate our initiatives in an effort to regain the growth and performance we saw last year.  We are encouraged about the opportunities we are seeing in the market and by the positive feedback on our performance that we are receiving from our customers and manufacturers.”

Business Highlights:

•                  Total TESSCO proprietary products and services reached approximately 10% of our revenues, with gross margins significantly higher than our corporate average.

•                  On July 2, 2007, the first day of our second fiscal quarter, we acquired the net non-cash assets of NetForce Solutions, a provider of technical and sales training solutions to the wireless, telecommunications, and networking industries. NetForce has been integrated into the TESSCO Training Business and will complement the GigaWave business we acquired last year. This acquisition furthers our ability to meet the significant increase in demand for technical and sales training in wireless and telecommunications.

•                  We entered into a four-year lease for an additional 65,000 square-foot facility which is now our new Product Innovation Center.  The center will perform the assembly and/or packaging required to convert incoming bulk OEM and proprietary products to finished goods inventory. We expect this center to provide for capacity expansion and productivity increases of our proprietary product and private packaging offering, and provide for improved utilization and productivity of our current Maryland and Nevada “finished goods” fulfillment centers.

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•                  A trial program was launched with the leader in networking for the Internet, to market their mesh networking solutions through our wireless dealer and value-added reseller partner channel.

•                  A complete accessory offering for the new iPhone was developed and offered to our customers.

Changes to the Board of Directors:

Commenting on recent changes to the Board of Directors, Mr. Barnhill stated:

•                  “After 22 years of service to TESSCO, Jerry Eppler has transitioned from his role as a TESSCO Director and will serve as Director Emeritus going forward.  I look forward to working with Jerry in this new role and thank him for his immense contribution, wisdom and guidance over the years.”

•                  “Susan Goodman’s term on our Board recently expired, and I recognize her for her contribution. Susan brought critical marketing experience to the Board and to TESSCO. Her channel-management and business skills helped expand our development of marketing programs to grow and diversify our customer base.”

•                  “Jay Baitler was elected to our Board at our July Annual Shareowner meeting.  Jay is Executive Vice President of the Contract Division at Staples Inc. and brings outstanding experience and perspective to our Board.  I am very pleased to have Jay as part of our team and I look forward to his guidance.”

Stock Buyback Program:

On July 26, 2007 our Board of Directors authorized the additional purchase of approximately 145,000 shares of our Common Stock as part of our existing Stock Buyback Program. With this increase, up to 300,000 shares now remain available for repurchase from time to time in the open market, by block purchase, or through negotiated transactions, or possibly other transactions managed by broker-dealers. Purchases are funded from working capital and/or the Company’s credit facility.  No timetable has been set for the completion of the Program.

We continue to believe that the repurchase of shares, when appropriate, is an excellent use of funds to enhance long-term shareholder value while potentially providing increased liquidity to shareowners. However, during the first quarter, we did not repurchase any additional shares under our Stock Buyback Program. To date 1,794,867 shares have been purchased under this program since it began in May 2003 at a total cost of approximately $23.4 million, or $13.05 per share on a split adjusted basis. On July 1, 2007, approximately 5.5 million shares of common stock were outstanding.

Business Outlook:

The following statements and the statements above made by Robert Barnhill and David Young as to anticipated results and future prospects, are based on current expectations and analysis. These statements are forward-looking, and actual results may differ materially.

The outlook below assumes, among other things, that trends we are experiencing in our markets will improve. The wide range of this guidance reflects the possibility of our markets’ growth returning to the pace we saw in the early part of last fiscal year and the accelerated execution of our growth and productivity initiatives. In addition, the nature of our business is that we typically ship products within several days after booking orders, so the lack of an order backlog makes it inherently difficult to forecast future results.

Subject to the foregoing, we are currently expecting earnings per share to be in the range of $1.17 to $1.37 for fiscal year 2008.

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The internal threshold and target levels applicable to Performance Share Unit (PSU) grants for the current fiscal year were previously set by the Board of Directors at $1.25 and $1.55, respectively. If actual fiscal year 2008 earnings per share does not reach the threshold level, no shares will be issued pursuant to these PSUs. The earnings impact of the projected share issuances is included in these threshold and target amounts. These threshold and target amounts were established as internal criteria to measure the earning of these PSUs and should not be construed, and the reader is cautioned not to construe these amounts, in the nature of earnings guidance.

Conference Call:

A conference call will be held on August 2, 2007 at 10:00 a.m. EDT to discuss the financial results for the first quarter of fiscal year 2008.  The conference call will also be available via Web cast by visiting: http://www.tessco.com/go/pressroom.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts, and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a provider of the product solutions needed to build, operate and use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward looking. Forward-looking statements involve a number of risks and uncertainties.  Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless

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communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for the purchase of our products and services, including credit risk; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; our inability to protect certain intellectual property, including systems and technologies on which we rely; and our inability to hire or retain for any reason our key professionals, management and staff.

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TESSCO Technologies Incorporated
Consolidated Statements of Income

	Fiscal Quarters Ended
	July 1, 2007	April 1, 2007	June 25, 2006
	(unaudited)	(unaudited)	(unaudited)

Revenues	$124,430,100	$127,015,100	$111,940,300
Cost of goods sold	96,269,100	96,597,200	83,855,200
Gross profit	28,161,000	30,417,900	28,085,100
Selling, general and administrative expenses	26,668,800	27,654,200	24,968,100
Income from operations	1,492,200	2,763,700	3,117,000
Interest, net	60,900	219,800	155,300
Income before provision for income taxes	1,431,300	2,543,900	2,961,700
Provision for income taxes	565,300	976,100	1,108,300
Net income	$866,000	$1,567,800	$1,853,400

Basic earnings per share	$0.16	$0.30	$0.30
Diluted earnings per share	$0.15	$0.28	$0.29
Basic weighted average shares outstanding	5,419,300	5,303,600	6,270,700
Diluted weighted average shares outstanding	5,694,400	5,683,100	6,413,600

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	July 1, 2007	April 1, 2007
		(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,929,500	$4,176,300
Trade accounts receivable, net	56,555,900	44,859,600
Product inventory	45,673,000	37,448,800
Deferred tax asset	3,460,100	3,460,100
Prepaid expenses and other current assets	2,501,100	1,959,500
Total current assets	111,119,600	91,904,300

Property and Equipment, Net	23,707,000	24,256,300
Goodwill, Net	5,141,700	5,008,300
Other Long-Term Assets	2,550,100	2,513,800
Total assets	$142,518,400	$123,682,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$68,251,700	$47,257,700
Payroll, benefits and taxes	3,517,500	6,658,500
Income and sales taxes	2,570,600	2,960,800
Accrued expenses and other current liabilities	976,900	1,143,800
Current portion of long-term debt	357,300	356,200
Total current liabilities	75,674,000	58,377,000

Deferred Tax Liability	2,700,400	2,700,400
Long-Term Debt, Net of Current Portion	4,113,400	4,203,200
Other Long-Term Liabilities	1,386,400	1,250,800
Total liabilities	83,874,200	66,531,400

Shareholders’ Equity:
Preferred stock	—	—
Common stock	77,800	75,800
Additional paid in capital	29,535,100	27,463,700
Treasury stock, at cost	(28,621,600)	(27,216,200)
Retained earnings	57,600,200	56,806,300
Accumulated other comprehensive income	52,700	21,700
Total shareholders’ equity	58,644,200	57,151,300

Total liabilities and shareholders’ equity	$142,518,400	$123,682,700

TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended July 1, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	$11,425	$581	$2,606	$14,612
Resellers	17,567	57,048	2,383	76,998
User and Governments	10,943	3,243	16,439	30,625
Total Commercial/Government Revenue	39,935	60,872	21,428	122,235
Consumer Revenue	—	2,195	—	2,195
Total Revenue	$39,935	$63,067	$21,428	$124,430

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$2,677	$164	$676	$3,517
Resellers	4,206	11,409	800	16,415
User and Governments	2,820	1,061	3,475	7,356
Total Commercial/Government Gross Profit	9,703	12,634	4,951	27,288
Consumer Gross Profit	—	873	—	873
Total Gross Profit	$9,703	$13,507	$4,951	$28,161

Change from the Quarter Ended June 25, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	(6.9)%	(17.5)%	(38.6)%	(15.1)%
Resellers	14.4%	50.2%	(10.5)%	37.5%
User and Governments	8.5%	2.3%	(31.4)%	(17.7)%
Total Commercial/Government Revenue	5.9%	45.4%	(30.6)%	10.7%
Consumer Revenue	—	44.6%	—	44.6%
Total Revenue	5.9%	45.4%	(30.6)%	11.2%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(4.9)%	(16.8)%	(28.3)%	(11.0)%
Resellers	13.1%	50.8%	31.6%	38.0%
User and Governments	9.6%	16.9%	(56.6)%	(35.9)%
Total Commercial/Government Gross Profit	6.6%	45.7%	(48.2)%	(0.1)%
Consumer Gross Profit	—	15.3%	—	15.3%
Total Gross Profit	6.6%	43.2%	(48.2)%	0.3%

Change from the Quarter Ended April 1, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	7.8%	(13.4)%	(27.6)%	(1.7)%
Resellers	0.3%	(6.7)%	(10.5)%	(5.3)%
User and Governments	(2.5)%	(15.2)%	20.6%	6.8%
Total Commercial/Government Revenue	1.5%	(7.3)%	7.7%	(2.1)%
Consumer Revenue	—	2.5%	—	2.5%
Total Revenue	1.5%	(7.0)%	7.7%	(2.0)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(0.9)%	(16.3)%	(22.4)%	(6.6)%
Resellers	3.9%	(19.6)%	19.2%	(13.2)%
User and Governments	12.8%	(9.2	5.2%	5.5%
Total Commercial/Government Gross Profit	4.9%	(18.8)%	2.2%	(8.0)%
Consumer Gross Profit	—	14.3%	—	14.3%
Total Gross Profit	4.9%	(17.3)%	2.2%	(7.4)%

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